Exhibit 99.1

Noranda Aluminum Holding Corporation Files Form 10-Q

FRANKLIN, Tenn.--(BUSINESS WIRE)--November 14, 2008--Noranda Aluminum Holding Corporation (“Noranda” or the “Company”) filed its quarterly report on Form 10-Q for the quarterly period ended September 30, 2008, with the Securities and Exchange Commission.

Noranda reported a net loss totaling $22.4 million for the three months ended September 30, 2008, and a net loss of $1.7 million for the nine months ended September 30, 2008. The net loss amounts were $3.1 million higher than those reflected in the Company’s November 12, 2008, earnings announcement as a result of an adjustment the Company identified related to the accounting for the non-cash loss on derivatives. The adjustment reclassified approximately $5.7 million of derivative losses at September 30, 2008, from accumulated other comprehensive loss to loss on derivative instruments and hedging activities, net of a $2.6 million tax benefit.

Amounts of Adjusted EBITDA for the three and nine months ended September 30, 2008, and cash flow from operating activities for the nine months ended September 30, 2008, were the same as previously disclosed in the Company’s earnings announcement on November 12, 2008. Please refer to the Company’s 10-Q for further discussion of these measures and the Company’s results.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The Company has two businesses, an upstream and downstream business. The primary metals, or upstream business, produce approximately 259,000 metric tons of primary aluminum annually. The rolling mills, or downstream business, are one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P. The information contained in this release is limited and management encourages interested parties to read the Company’s financial reports and other information available on the Company’s website at www.norandaaluminum.com.

CONTACT:
Noranda Aluminum Holding Corporation
Kyle Lorentzen, 615-771-5752
Chief Financial Officer
kyle.lorentzen@noralinc.com